Exhibit 3.01(i)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INSPYR THERAPEUTICS, INC.

a Delaware Corporation

The undersigned does hereby certify on behalf of Inspyr Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, as follows:

FIRST: That the undersigned is the duly elected and acting Chief Executive Officer of the Corporation.

SECOND: That the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on November 21, 2003, under the name “GenSpera, Inc.”

THIRD: That, pursuant to Sections 242 and 245 of the Delaware General Corporation Law (“DGCL”) of the State of Delaware, the Certificate of Incorporation of the Corporation, as amended to the date of the filing of this certificate, is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

FOURTH: That the Amended and Restated Certificate of Incorporation of the Corporation as set forth in Exhibit A hereto has been duly adopted and approved by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

FIFTH: That the stockholders of the Corporation approved the amendment via a joint written consent of the board of directors and stockholders in accordance with Section 228 of the DGCL pursuant to which the necessary number of shares as required by statute were voted in favor of the amendment.

SIXTH: That the effective date of this Certificate of amended and restated certificate of incorporation shall be 5:00 p.m. Eastern Standard Time on September 30, 2019.

The undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed on this 19th day of September, 2019.

By:
Michael Cain, Chief Executive
Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF INSPYR THERAPEUTICS, INC.

ARTICLE I

The name of this Corporation is Inspyr Therapeutics, Inc. (this “Corporation”).

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Delaware, county of Kent, 19904 and the name of its registered agent is COGENCY GLOBAL INC.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

On the effective date of this Amended and Restated Certificate of Incorporation, the Corporation will effect a reverse stock split (the "Reverse Stock Split") of its outstanding Common Stock pursuant to which every twenty-five (25) issued and outstanding shares of the Corporation's Common Stock, par value $0.0001 (the "Old Common Stock'') will be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 (the "New Common Stock''). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, further, that no cash will be paid or distributed as a result of the Reverse Stock Split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

After giving effect to the reverse stock split, authorized capital stock of the Corporation shall consist of: (i) One Hundred Fifty Million (150,000,000) shares of New Common Stock having a par value of $0.0001 per share, and (ii) Thirty Million (30,000,000) shares of “blank check” Preferred Stock having a par value of $0.0001 per share. Authority is hereby expressly granted to the board of directors (“Board”) of the Corporation to fix by resolution or resolutions any of the designations, power, preferences and rights, and any of the qualifications, limitations or restrictions which are permitted by the DGCL in respect of any class or classes of Preferred Stock or any series of any class of Preferred Stock of the Corporation.

ARTICLE V

The Board shall have the power to adopt, amend or repeal the Bylaws.

ARTICLE VI

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, provided that this provisions shall not eliminate or limit the liability of a director under applicable law: (i) for any breach of the director’s loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the DGCL; or (iv) for any transaction from which the officer or director derived an improper personal benefit. No amendment to repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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